Exhibit (a)(1)(J)
WILLIS GROUP HOLDINGS LIMITED
(the “Company”)
Paper Election Form
To Willis Group Holdings Limited:
     I am currently employed by the Company and am the holder of Eligible Options. I have received from the Company the offering materials filed with the Securities and Exchange Commission on Schedule TO on July 8, 2009 (the “Offering Materials”) describing the Company’s offer to purchase certain stock options in exchange for the right to receive a cash payment (the “Offer”), and I am eligible to participate in the Offer. Unless the context otherwise requires, words and expressions used but not otherwise defined herein will have the same meanings as set forth in the Offering Materials. I have reviewed the list of my Eligible Options and understand that, by participating in the Offer, I agree to sell certain of these Eligible Options (as indicated below).
     In return for my Eligible Option(s) I tender hereby, I understand the Company will grant me a cash payment equal to the Per Share Amount of USD 2.04 multiplied by the number of shares of common stock subject to such tendered Eligible Option(s), subject to tax withholding and other terms and conditions described in the Offering Materials.
     For purposes of participating in the Offer, I hereby give up my entire ownership interest in the Eligible Option(s) as indicated below by my check in the “Yes” box in the “Election” column. I understand that such Eligible Option(s) become null and void as of the date that the Offer expires and any Eligible Options are accepted by the Company.

Shares
under
			Shares		Options
		Exercise	Granted		Outstanding	Option
		Price Per	under	Shares	and Eligible	Expiry
Plan ID	Grant Date	Share	Option	Exercised	for the Offer	Date	Election
☐ Yes, I accept the Offer
☐ No, I decline the Offer

☐ Yes, I accept the Offer
☐ No, I decline the Offer

☐ Yes, I accept the Offer
☐ No, I decline the Offer

☐ Yes, I accept the Offer
☐ No, I decline the Offer
     I acknowledge that I will be unable to revoke the election described in this Paper Election Form after the Offer expires, which is currently scheduled to occur at 5:00 P.M., New York (Eastern Daylight) Time, on August 6, 2009.
     I hereby elect to participate in the Offer with respect to the Eligible Option(s) indicated above.

Signature of Holder:

Print Name:

Employee ID Number, if Applicable:

Home Telephone:

Date:

Address:

FAX, EMAIL OR HAND DELIVER THIS ENTIRE PAPER ELECTION FORM BY
NO LATER THAN 5:00 P.M., NEW YORK (EASTERN DAYLIGHT) TIME, ON AUGUST 6, 2009.
Fax to +44 (0)20 3124 7495
Email to shareplans@willis.com
Hand deliver to:
Shaun Bryant
Willis Group Holdings Limited
c/o Willis Group Limited
The Willis Building
51 Lime Street
London, EC3M 7DQ
England
or
Nicole Napolitano
Willis Group Holdings Limited
One World Financial Center
200 Liberty Street, 7th Floor
New York, New York 10281
USA
or
Debra Enderle
Willis North America Inc.
26 Century Boulevard
Nashville, Tennessee 37214
USA
DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE, EMAIL OR
HAND DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER
ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.
Terms and Conditions:
1.	If you return this Paper Election Form and it is not fully completed, the Company may treat it as if it were fully completed.

2.	If you sign this Paper Election Form but either omit to check a box or check more than one box in respect of any of your Eligible Option(s), you accept that you will be treated as checking the box marked “No, I decline the Offer” in the “Election” column of the table to accept the Offer in respect of such Eligible Options(s).

3.	By agreeing to tender your Eligible Option(s), you hereby:
(a)	waive and release your Eligible Option(s);

(b)	accept the Offer as set forth in the Offering Materials; and

(c)	acknowledge and agree that any purported exercise of your Eligible Option(s) following the waiver and release of your Eligible Option(s) pursuant to this Paper Election Form will be invalid.
4.	You agree that any amounts received pursuant to the Offer: (i) are an extraordinary item which is outside the scope of your employment contract, if any; (ii) are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

5.	Neither your participation in the Offer nor this election shall be construed so as to grant you any right to remain in the employ of the Company or any of its subsidiaries and shall not interfere with the ability of your current employer to terminate your employment relationship at any time with or without cause (subject to the terms of your employment contract, if any).

6.	For the exclusive purpose of implementing, administering and managing your participation in or withdrawal from the Offer, you hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its subsidiaries and affiliates. You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Offer (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources department representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Offer. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources department representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Offer. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources department representative.

7.	By executing and returning this Paper Election Form you irrevocably (i) authorize the Company to deduct all relevant income tax, social insurance, payroll tax, payment on account or other tax-related withholding related to the Offer (the “Applicable Withholdings”) and account for those amounts to the relevant taxation authority; and (ii) authorize the Company to remit the net amounts due to you. Regardless of any action that the Company or a subsidiary or affiliate of the Company takes with respect to the Applicable Withholdings, you acknowledge that the ultimate liability for all Applicable Withholdings is and remains your sole responsibility.

8.	You acknowledge that you may be accepting part or all of the Offer and the terms and conditions of this election in English and you agree to be bound accordingly.

9.	You agree that participation in the Offer is governed by the terms and conditions set forth in the Offering Materials and this Paper Election Form. You acknowledge that you have received the Offering Materials and have been afforded the opportunity to consult with your own investment, legal and/or tax advisors before making an election to participate in or reject the Offer and that you have knowingly accepted or rejected the Offer. You agree that any and all decisions or interpretations of the Company upon any questions relating to the Offer and this Paper Election Form will be given the maximum deference permitted by law, although you have all rights accorded to you under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.

10.	Your signature on this Paper Election Form constitutes a warranty by you that you are an employee of the Company and that you are a participant in the Company’s Amended and Restated 2001 Share Purchase and Option Plan or otherwise entitled to exercise your Eligible Option(s).